Offshore Logistics, Inc.

224 Rue De Jean – 70508
Post Office Box 5C
Lafayette, Louisiana 70505
Tel: (337) 233-1221
Fax: (337) 235-6678

PRESS RELEASE

OFFSHORE LOGISTICS, INC. ANNOUNCES OFFICER DEPARTURES

LAFAYETTE, LOUISIANA (April 26, 2005) — Offshore Logistics, Inc. (NYSE.OLG) announced today that Drury A. Milke, its Executive Vice President — North America and President of its affiliate, Air Logistics, LLC, has been terminated and that H. Eddy Dupuis, its Vice President, Chief Financial Officer, Secretary, and Treasurer, has resigned from the Company.

These actions arose in connection with the previously-announced Audit Committee review of certain payments made in a foreign country. The review of these payments, which is being conducted with the assistance of outside counsel, has been expanded to cover other arrangements in foreign countries.

To date, the Company has not identified any material adjustments to its historical financial statements in connection with the Audit Committee’s review, and the Company does not believe, based on information developed to date, that any such adjustments are likely to be required. The Company has started a search for a replacement chief financial officer and anticipates that the filing of its Annual Report on Form 10-K for its fiscal year ended March 31, 2005 may be delayed.

As previously disclosed in the Company’s Form 10-Q for the quarter ended December 31, 2004, the Company voluntarily advised the staff of the U.S. Securities and Exchange Commission (“SEC”) of the Audit Committee’s review (which is ongoing) and the SEC has initiated an investigation. Additional information is included in the Form 10-Q regarding these matters and potential outcomes.

Offshore Logistics, Inc. is a major provider of helicopter transportation services to the oil and gas industry worldwide. Through its subsidiaries, affiliates and joint ventures, the Company provides transportation services in most oil and gas producing regions including the United States Gulf of Mexico and Alaska, the North Sea, Africa, Mexico, South America, Australia, Egypt and the Far East. Additionally, the Company is a leading provider of production management services for oil and gas production facilities in the Gulf of Mexico. The Company’s Common Stock is traded on the New York Stock Exchange under the symbol OLG.

Statements contained in this press release state the Company’s or management’s intentions, hopes, beliefs, expectations or predictions of the future are forward-looking statements. It is important to note that the Company’s actual results could differ materially from those projected in such forward-looking statements. Factors that could cause actual results to differ materially from those in the forward-looking statements contained in this press release include, without limitation, that the results of the Audit Committee internal review or its effect on previously reported financial results may differ from current expectations and that the outcome of the ongoing Audit Committee review and SEC investigation cannot be determined at this time. Additional information concerning factors that could cause actual results to differ materially from those in the forward-looking statements is contained from time to time in the Company’s SEC filings, including but not limited to the Company’s report on Form 10-K for the year ended March 31, 2004 and the Company’s reports on Form 10-Q for the quarters ended June 30, 2004, September 30, 2004, and December 31, 2004. Offshore Logistics, Inc. disclaims any intention or obligation to revise any forward-looking statements, including financial estimates, whether as a result of new information, future events, or otherwise.

Investor Relations Contact:
William E. Chiles
Phone: (337) 232-1221
Fax: (337) 235-6678
bchiles@olog.com